Exhibit 99.1

Potbelly Corporation Appoints Adam Noyes as Chief Operations Officer

Industry veteran brings deep company, franchise operations and supply chain management capabilities to Potbelly

CHICAGO, September 1, 2020 – Potbelly Corporation (NASDAQ: PBPB), the iconic neighborhood sandwich shop, today announced the appointment of Adam Noyes as the Company’s Chief Operations Officer (“COO”) effective as of August 28, 2020. The new COO position will assume the responsibilities of the Company’s prior Chief Restaurant Operations Officer (“CROO”) position, which will be vacated on September 4, 2020. In this leadership position, Mr. Noyes will focus on staffing, training and developing Potbelly’s most important resource – its people. His emphasis will be delivering overall customer experiences that bring people back again and again. He will concentrate on traffic-driven top-line growth, improved speed and throughput in shop and through digital channels, growing shop margins, and ensuring franchise operations integration.

Bob Wright, President and Chief Executive Officer of Potbelly commented, “Adam is a seasoned restaurant operations leader who possesses the combination of unique skills and experience that are a perfect fit for Potbelly at this stage of our turnaround, as well as our next stage of growth. Adam’s experience in the restaurant space means deep knowledge of the customer experience and team member needs from the bottom up. He has successfully led company and franchise operations at every level. In addition to his operations leadership depth, Adam brings a breadth of talent in training, operations support, supply chain and technology. He is a tremendous addition to our team, and we are looking forward to his many contributions as we strengthen this great brand and return it to growth.”

Mr. Noyes added, “I am thrilled to join the Potbelly family of over 6,000 employees and many franchise owners. Our continued turnaround will be fueled by achieving and exceeding customer expectations on every visit in our shops. I am eager to support and lead our passionate team in delivering on our Fresh, Fast & Friendly customer promise while positioning Potbelly for an exciting future of growth.”

Executive Profile

Adam Noyes has more than 30 years of experience in the restaurant industry. He has a long track record of Company and Franchise management and operations, supply chain management, restaurant technology solutions development, quality assurance and guest services. Prior to his most recent position, Mr. Noyes served in a variety of senior leadership roles with Checkers and Rally’s Restaurants where his accomplishments included:

•	Tripled EBITDA in company owned restaurants from 2010 to 2016.

•	Led the franchise operations turnaround effort and delivered over 20% average sales growth and six consecutive years of same store sales growth.

•	Refined back office system activation and improved food cost and labor management with real-time reporting for operators.

•	Optimized supply chain processes delivering millions in savings.

•	Created a new prototype restaurant image with reduced investment and operating cost.

•	Leveraged experience to lead franchise sales, real estate, and construction teams to achieve 45+ openings in 2019.

Mr. Noyes holds a Bachelor of Arts in Business Management from the University of Florida and is earning a Masters in Business Administration from the University of South Florida.

About Potbelly

Potbelly Corporation is a neighborhood sandwich concept that has been feeding customers’ smiles with warm, toasty sandwiches, signature salads, hand-dipped shakes and other fresh menu items, customized just the way customers want them, for more than 40 years. Potbelly promises Fresh, Fast & Friendly service in an environment that reflects the local neighborhood. Since opening its first shop in Chicago in 1977, Potbelly has expanded to neighborhoods across the country - with more than 400 company-owned shops in the United States. Additionally, Potbelly franchisees operate over 40 shops in the United States. For more information, please visit our website at www.potbelly.com.

Contact Investor Relations:

Ryan Coleman or Chris Hodges

Alpha IR Group

312-445-2870

PBPB@alpha-ir.com